Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Third Quarter 2012 Results
Consulting and Outsourcing Revenues grow by more than 32% and Adjusted EBITDA grows by nearly
$1.5 million from breakeven in 2011 compared with the quarter in 2012

Springfield, NJ, July 16, 2012 – Emtec, Inc. (OTCQB: ETEC) (“Emtec” or the “Company”) announced today that, for the quarter ended May 31, 2012, consulting and outsourcing revenue increased to $26.8 million from $20.2 million in the quarter ended May 31, 2011, an increase of  $6.6 million or 32.5%.  Overall revenue increased from $44.9 million for the three months ended May 31, 2011 to $50.7 million for the three months ended May 31, 2012. Gross profit increased by approximately $1.3 million to $9.1 million for the quarter ended May 31, 2012 from $7.8 million for the quarter ended May 31, 2011.  Adjusted EBITDA, which is defined by management as net income before interest, taxes, depreciation, amortization, retention bonuses, stock-based compensation, executive recruiting fees, severance, earnout liability adjustments and stock warrant expense (“Adjusted EBITDA”), was approximately $1.5 million for the quarter ended May 31, 2012 versus an Adjusted EBITDA loss of approximately $36,000 for the quarter ended May 31, 2011. A reconciliation of net income to EBITDA and Adjusted EBITDA is attached to this press release.

For the nine months ended May 31, 2012, consulting and outsourcing revenue increased to $77.6 million from $54.5 million in nine months ended May 31, 2011, an increase of $23.1 million or 42.4%.  Overall revenue increased from $167.9 million for the nine months ended May 31, 2011 to $170.5 million for the nine months ended May 31, 2012.  Procurement services revenues declined by $20.5 million from $113.4 million for the nine months ended May 31, 2011 to $92.9 million for the nine months ended May 31, 2012. The decline in procurement revenue was due to purchasing decision delays by education clients through April 2012 and a delay in software sales to certain of our Canadian clients due to a new release of software in 2012.  Gross profit increased by approximately $2.4 million to $28.5 million for the nine months ended May 31, 2012 from $26.1 million for the nine months ended May 31, 2011.  Adjusted EBITDA increased by approximately $1.8 million or 80.2% to $4.1 million for the nine months ended May 31, 2012 versus $2.3 million the nine months ended May 31, 2011.

Dinesh Desai, Chairman and CEO of Emtec commented, “We are pleased with our overall performance this quarter and feel we have started to see the results of our strategy take hold.  Recurring services revenue is now north of the $100 million annual run rate and we expect to see this trend continue.  The delays in education projects are now over and in May we started those projects in earnest. During the third quarter, we closed more than fifty (50) new consulting and outsourcing engagements with our clients, including several with new clients.”

Gregory Chandler, Chief  Financial Officer of Emtec added, “We have returned to profitability excluding non-cash based expenses this quarter through a combination of increases in education sales and a focus on lowering SG&A expenses.  We improved gross margin versus the same quarter in 2011 by another 0.5%.  Our SG&A expenses decreased slightly, but when taking into account the additional SG&A from acquired companies of $1.7 million our SG&A has decreased significantly from the prior year.   Year-to-date capital expenditures continue to track at lower levels than in the prior year, with the Company only spending about $700,000 over the first nine months of fiscal 2012 versus approximately $2.3 million 2011.”

 About Emtec:

Emtec, Inc. established in 1964, provides information technology (IT) services and products to the federal, state and local government, education and commercial markets. Emtec helps clients identify and prioritize areas for improvement and then implement process, technology and business application improvements that reduce costs, improve service and align the delivery of IT with the needs of their organizations. Emtec’s market leading value based management methods, coupled with best-in-class IT technology, consulting and development services, address a wide range of specific client needs, as well as support broader IT transformation initiatives.  Emtec's service capabilities span the USA, Canada and countries around the globe. For more information visit: www.emtecinc.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Revenues
Procurement services	$23,926	$24,652	$92,898	$113,389
Consulting and outsourcing	26,773	20,207	77,556	54,469
Total Revenues	50,699	44,859	170,454	167,858

Cost of Revenues
Cost of procurement services	20,775	21,980	81,083	101,742
Cost of consulting and outsourcing	20,864	15,072	60,884	40,013
Total Cost of Revnues	41,639	37,052	141,967	141,755

Gross Profit
Procurement services	3,151	2,672	11,815	11,647
Procurement services %	13.2%	10.8%	12.7%	10.3%

Consulting and outsourcing	5,909	5,135	16,672	14,456
Consulting and outsourcing %	22.1%	25.4%	21.5%	26.5%

Total Gross Profit	9,060	7,807	28,487	26,103
Total Gross Profit %	17.9%	17.4%	16.7%	15.6%

Operating expenses:
Selling, general, and administrative expenses	7,793	8,025	25,035	24,195
Stock-based compensation	93	144	332	437
Warrant liability adjustment	304	(49)	755	(478)
Earnout liability adjustment	(22)	-	434	-
Depreciation and amortization	1,314	856	3,995	2,296
Total operating expenses	9,482	8,976	30,551	26,450
Percent of revenues	18.7%	20.0%	17.9%	15.8%

Operating loss	(422)	(1,169)	(2,064)	(347)
Percent of revenues	-0.8%	-2.6%	-1.2%	-0.2%

Other expense (income):
Interest income – other	(10)	(7)	(88)	(14)
Interest expense	848	184	2,482	521
Other	(53)	(2)	(56)	14

Loss before income tax benefit	(1,207)	(1,344)	(4,402)	(868)
Income tax benefit	(281)	(532)	(1,192)	(355)
Net loss	$(926)	$(812)	$(3,210)	$(513)

EMTEC, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Net loss	$(926)	$(812)	$(3,210)	$(513)
Interest and other expense, net:	785	175	2,338	521
Income tax benefit	(281)	(532)	(1,192)	(355)
Depreciation and amortization	1,314	856	3,995	2,296
EBITDA	892	(313)	1,931	1,949

Retention bonuses (1)	194	129	632	129
Stock based compensation	93	144	332	437
Executive recruiting (2)	-	3	-	127
Severance	-	50	13	109
Earnout liability adjustment (3)	(22)	-	434	-
Warrant liability adjustment (4)	304	(49)	755	(478)
Total Adjustments (5)	569	277	2,166	325
Adjusted EBITDA (6)	$1,461	$(36)	$4,097	$2,274

1) Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company’s acquisitions of Emerging Solutions (Gnuco), Dinero, Covelix and Luceo.

2) Reflects executive recruiting fees incurred in connection with a management launched search for a senior executive in 2009. Management made a one-time decision to invest in the business by hiring new senior executives to grow the business in 2010 and thereafter.

3) Non Cash adjustment of future contingent earnout liabilities in connection with the acquisitions of SDI, Dinero, Covelix and Emerging.  The earnout liabilities were recorded at fair value based on valuation models which utilize relevant factors such as expected life and estimated probabilities of the acquired businesses achieving the performance targets throughout the earnout periods.  These earnout liabilities are reassessed each reporting period and can result in recording additional income or expense.

4)  Expense or income related to the stock warrants issued to our majority stockholder in August 2010 including legal fees associated with the issuance, as well as the stock warrants issued in connection with the subordinated debt financing in August 2011 and December 2011. These warrants are  “marked-to-market” each reporting period, which can result in fluctuations in non cash income or expense in future periods.

5) In addition to the adjustments described above, the Company has not made  adjustments for merger and acquisition related costs. The Company may incur similar costs in future periods.  The company recorded merger and acquisition related costs of $63,000 for the quarter ended May 31, 2012 and $70,000 for the quarter ended May 31, 2011.  For the nine months ended May 31, 2012, these costs were $247,000 compared to $354,000 for the nine months ended May 31, 2011.  Effective September 1, 2009, the Company adopted the new standard for accounting for business combinations in accordance with ASC 805 "Business Combinations."

6) EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s Board of Directors and management to evaluate and measure the Company’s operating performance. These metrics are not in conformity with generally accepted accounting principles (“GAAP”) in the United States of America.  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain unusual costs and reflects certain changes in the business made by management and includes adjustments which, in the opinion of management, are necessary to reflect the underlying ongoing operations of the business. Net income (loss) is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  We have made a reconciliation of net income (loss), which is the most closely comparable GAAP measure, to these non-GAAP measures for the quarters ended May 31, 2012 and 2011 and the nine month periods ended May 31, 2012 and 2011 and discussed these adjustments in this release.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.